Exhibit 4.3

                                GLOBAL NOTE


UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE, OR PAYMENT, AND ANY
NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO, HAS AN INTEREST HEREIN.



No. 1                                                           $75,000,000


                           CAMDEN PROPERTY TRUST
                   Remarketed Reset Note due May 9, 2002


                                                            CUSIP 133131AD4


     Camden Property Trust, a real estate investment trust duly organized and existing under the laws of the State of Texas (herein referred to as the "Company"), for value received, hereby promises to pay to CEDE & CO. or registered assigns, in the Borough of Manhattan, The City of New York, the principal sum of SEVENTY-FIVE MILLION DOLLARS ($75,000,000), on May 9, 2002, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest in arrears on each February 9, May 9, August 9 and November 9 or each May 9 and November 9, as the case may be, or any other date (including May 11, 1998) as shall be established by the Company as an interest payment date (each, an "Interest Payment Date"), commencing August 9, 1997, and at maturity, on the principal amount of this Global Note, in like coin or currency, at the times and at the rate per annum from time to time in effect as set forth below, from the most recent date to which interest has been paid or, if no interest has been paid, from May 9, 1997. The interest so payable on each Interest Payment Date will, subject to certain exceptions provided in the Indenture referred to below, be paid to the person in whose name this Global Note is registered on the 15th calendar day, whether or not a Business Day, next preceding the applicable Interest Payment Date.

     This Global Note is issued in respect of a duly authorized issue of Securities of the Company, designated as the Remarketed Reset Notes due May 9, 2002 of the Company (herein called the "Notes"), limited (except as otherwise provided in the Indenture referred to below) in aggregate principal amount to $75,000,000. The Notes represent one of a duly authorized series of Securities of the Company, issued and to be issued in one or more series under an Indenture and a Supplemental Indenture, each dated as of February 15, 1996 (collectively, the "Indenture"), between the Company and U.S. Trust Company of Texas, N.A., as trustee (herein called the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the "Act"). The Notes are subject to all such terms, and beneficial owners of interests in this Global Note are referred to the Indenture and the Act for a statement of such terms. All terms used in this Global Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Notes of this series are general and unsecured obligations of the Company.

     Except as provided below, owners of beneficial interests in the Notes evidenced by this Global Note will not be entitled to receive definitive Notes evidencing such ownership. Beneficial interests in the Notes will be held through a depositary selected by the Company, which initially is DTC. This Global Note will be deposited with and held by DTC and is registered in the name of DTC's nominee. So long as DTC's nominee is the registered owner of this Global Note, such nominee for all purposes will be considered the sole owner of the Notes under the Indenture. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days of its receipt of notice from DTC to such effect, the Company will issue Notes in definitive form in exchange for this Global Note. In addition, the Company may at any time determine not to have the Notes represented by a Global Note. In either instance, an owner of a beneficial interest in this Global Note will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and any integral multiple thereof and will be issued in registered form only, without coupons.

     During the one-year period ending May 11, 1998 (the "Initial Spread Period"), the interest rate on the Notes will be reset quarterly, and will equal LIBOR plus the applicable Spread. The Spread during the Initial Spread Period is .32%. After the Initial Spread Period, the character and duration of the interest rate on the Notes will be agreed to by the Company and the Remarketing Underwriter on each applicable Duration/Mode Determination Date (as defined below) and the Spread will be agreed to by the Company and the Remarketing Underwriter on the corresponding Spread Determination Date. Interest on the Notes during each subequent spread period ("Subsequent Spread Period") shall be payable, as applicable, either
(i) at a floating interest rate (such Notes being in the "Floating Rate Mode," and such interest rate being a "Floating Rate") or (ii) at a fixed interest rate (such Notes being in the "Fixed Rate Mode" and such interest rate being a "Fixed Rate"), in each case as determined by the Remarketing Underwriter and the Company in accordance with a Remarketing Agreement between the Remarketing Underwriter and the Company (the "Remarketing Agreement").

       During the Initial Spread Period, interest on the Notes will be payable quarterly in arrears, on August 9, 1997, November 9, 1997, February 9, 1998 and May 11, 1998 (or, if not a Business Day (as defined below), on the next succeeding Business Day (except as described below)), to the persons in whose names the Notes are registered at the close of business on the applicable record date (i.e., the 15th calendar day, whether or not a Business Day, next preceding the applicable Interest Payment Date) next preceding such Interest Payment Date. During the Initial Spread Period and any Subsequent Spread Period for which the Notes are in the Floating Rate Mode, the interest rate on the Notes will be reset quarterly and the Notes will bear interest at a per annum rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR (as defined below) for the applicable Quarterly Period (as defined below), plus the applicable Spread (as defined below). Interest on the Notes will accrue from and include each Interest Payment Date (or, in the case of the Initial Quarterly Period, May 9, 1997) but exclude the next succeeding Interest Payment Date or maturity date, as the case may be. The Initial Quarterly Period will be the period from and including May 9, 1997 to but excluding the first Interest Payment Date (August 9, 1997) (the "Initial Quarterly Period"). Thereafter, each Quarterly Period during the Initial Spread Period or any Subsequent Spread Period (as defined below) (each, a "Quarterly Period") will be from and including the most recent Interest Payment Date to which interest has been paid to but excluding the next Interest Payment Date; the first day of a Quarterly Period is referred to herein as an "Interest Reset Date."

     After the Initial Spread Period, the Spread applicable to each Subsequent Spread Period will be determined on each subsequent Spread Determination Date which precedes the beginning of the corresponding Subsequent Spread Period, pursuant to agreement between the Company and the Remarketing Underwriter (except as otherwise provided below). If the Company and the Remarketing Underwriter are unable to agree on the Spread,
(1) the Subsequent Spread Period will be one year, (2) the Notes will be reset to the Floating Rate Mode, (3) the Spread for such Subsequent Spread Period will be the Alternate Spread (as defined below) and (4) the Notes will be redeemable at the option of the Company, in whole or in part, upon at least 10 Business Days' notice given by no later than the second Business Day after the relevant Spread Determination Date, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date. The Alternate Spread will be the percentage equal to LIBOR (as described herein) for the Quarterly Period beginning on the Commencement Date for such Subsequent Spread Period.

     If any Interest Payment Date (other than at maturity), redemption date, Interest Reset Date, Duration/Mode Determination Date (as defined below), Spread Determination Date (as defined below), Commencement Date or Tender Date (as defined below) would otherwise be a day that is not a Business Day, such Interest Payment Date, redemption date, Interest Reset Date, Duration/Mode Determination Date, Spread Determination Date, Commencement Date or Tender Date will be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date, redemption date, Interest Reset Date, Commencement Date or Tender Date shall be the next preceding Business Day.

     LIBOR applicable for a Quarterly Period will be determined by the Rate Agent (as defined herein) as of the second London Business Day (as defined below) preceding each Interest Reset Date (the "LIBOR Determination Date") in accordance with the following provisions:

     (i) LIBOR will be determined on the basis of the offered rates for three-month deposits in U.S. Dollars of not less than U.S.$1,000,000, commencing on the second London Business Day immediately following such LIBOR Determination Date, which appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on such LIBOR Determination Date. "Telerate Page 3750" means the display designated on page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits). If no rate appears on Telerate Page 3750, LIBOR for such LIBOR Determination Date will be determined in accordance with the provisions of paragraph (ii) below.

     (ii) With respect to a LIBOR Determination Date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on such LIBOR Determination Date, the Rate Agent shall request the principal London offices of each of four major reference banks in the London interbank market selected by the Rate Agent to provide the Rate Agent with a quotation of the rate at which three-month deposits in U.S. Dollars, commencing on the second London Business Day immediately following such LIBOR Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of such quotations as calculated by the Rate Agent. If fewer than two quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date by three major banks in The City of New York selected by the Rate Agent (after consultation with the Company) for loans in U.S. Dollars to leading European banks, having a three-month maturity commencing on the second London Business Day immediately following such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Rate Agent are not quoting as mentioned in this sentence, LIBOR for such LIBOR Determination Date will be LIBOR determined with respect to the immediately preceding LIBOR Determination Date, or in the case of the first LIBOR Determination Date, LIBOR for the Initial Quarterly Period.

     If the Notes are to be reset to the Fixed Rate Mode, as agreed to by the Company and the Remarketing Underwriter on a Duration/Mode Determination Date, then the applicable Fixed Rate for the corresponding Subsequent Spread Period will be determined as of the sixth calendar day following the Spread Determination Date (provided that such date is a Business Day; otherwise, as of the next Business Day thereafter) (the "Fixed Rate Determination Date") (provided, however, that in the case where the Notice Date (as defined below) also falls on the Fixed Rate Determination Date, the Fixed Rate Determination Date will be the following Business Day thereafter), in accordance with the following provisions: the Fixed Rate will be a per annum rate and will be determined as of 12:00 noon on such Fixed Rate Determination Date by adding the applicable Spread (as agreed to by the Company and the Remarketing Underwriter on the preceding Spread Determination Date) to the yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the applicable United States Treasury security, selected by the Rate Agent after consultation with the Remarketing Underwriter, as having a maturity comparable to the duration selected for the following Subsequent Spread Period, which would be used in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the duration selected for the following Subsequent Spread Period.

     Interest in the Fixed Rate Mode will be computed on the basis of a 360-day year of twelve 30-day months. Such interest will be payable semiannually in arrears on the Interest Payment Dates (May 9 and November 9, unless otherwise specified by the Company and the Remarketing Underwriter on the applicable Duration/Mode Determination Date) at the applicable Fixed Rate, as determined by the Company and the Remarketing Underwriter on the Fixed Rate Determination Date, beginning on the Commencement Date and for the duration of the relevant Subsequent Spread Period. Interest on the Notes will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date or maturity date, as the case may be.

     If any Duration/Mode Determination Date (as defined below), Spread Determination Date (as defined below), Commencement Date or Tender Date (as defined below) in the Fixed Rate Mode would otherwise be a day that is not a Business Day, such Duration/Mode Determination Date, Spread Determination Date, Commencement Date or Tender Date will be postponed to the next succeeding day that is a Business Day.

     If any Interest Payment Date or any redemption date in the Fixed Rate Mode falls on a day that is not a Business Day (in either case, other than any Interest Payment Date or redemption date that falls on a Commencement Date, in which case such date will be postponed to the next day that is a Business Day), the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such dates.

     The Spread that will be applicable during each Subsequent Spread Period will be the percentage (a) recommended by the Remarketing Underwriter (as defined below) so as to result in a rate that, in the opinion of the Remarketing Underwriter, will enable tendered Notes to be remarketed by the Remarketing Underwriter at 100% of the principal amount thereof, as described below, and (b) agreed to by the Company.

     Unless notice of redemption of the Notes as a whole has been given, the duration, redemption dates, Commencement Date, Interest Payment Dates and interest rate mode (i.e., Fixed Rate Mode or Floating Rate Mode) (and any other relevant terms) for each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the 15th calendar day prior to the Commencement Date of each Subsequent Spread Period (the "Duration/Mode Determination Date"). In addition, the Spread for each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the 10th calendar day prior to the Commencement Date of such Subsequent Spread Period (the "Spread Determination Date"). The Company will request, not later than seven nor more than 15 calendar days prior to any Spread Determination Date, that DTC notify its Participants of such Spread Determination Date and of the procedures that must be followed if any beneficial owner of a Note wishes to tender such Note as described below. The term "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close and that is also a London Business Day. The term "London Business Day" means any day on which dealings in U.S. Dollars are transacted in the London interbank market.

     Unless notice of redemption of the Notes as a whole has been given, the Company will cause a notice to be published on the New York Business Day (as defined below) next following the Spread Determination Date for each Subsequent Spread Period in the manner described below, specifying (1) the term of such Subsequent Spread Period, (2) the Mode (i.e., Fixed Rate Mode or Floating Rate Mode), (3) the Commencement Date, (4) any redemption dates, (5) the Spread for such Subsequent Spread Period, (6) the identity of the Remarketing Underwriter, if applicable, and (7) any other relevant provisions. Such notice will be given by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. The term "New York Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close.

     All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one half cent being rounded upward.

     In the event the Company and the Remarketing Underwriter agree on the Spread on the Spread Determination Date with respect to any Subsequent Spread Period, the Company and the Remarketing Underwriter will enter into a Remarketing Underwriting Agreement (the "Remarketing Underwriting Agreement") on such Spread Determination Date, under which the Remarketing Underwriter will agree, subject to the terms and conditions set forth therein, to purchase from tendering Noteholders on the date immediately following the end of a Subsequent Spread Period (the "Tender Date") all Notes with respect to which the Remarketing Underwriter receives a Tender Notice as described below at 100% of the principal amount thereof (the "Purchase Price"). In such event (except as otherwise provided below), each beneficial owner of a Note may, at such owner's option, upon giving notice as provided below (the "Tender Notice"), tender such Note for purchase by the Remarketing Underwriter on the Tender Date at the Purchase Price. The Purchase Price will be paid by the Remarketing Underwriter in accordance with the standard procedures of DTC, which currently provide for payments in same-day funds. Interest accrued on the Notes with respect to the preceding Quarterly Period will be paid by the Company in the manner described above.

     The Tender Notice must be received by the Remarketing Underwriter during the period commencing on the calendar day (or if not a Business Day, on the next succeeding Business Day) next following the Spread Determination Date and ending at 5:00 p.m., New York City time, on the fifth calendar day (or, if not a Business Day, on the next succeeding Business Day) following the Spread Determination Date (the "Notice Date"). Except as otherwise provided below, a Tender Notice shall be irrevocable. If a Tender Notice is not received for any reason by the Remarketing Underwriter with respect to any Note by 5:00 p.m., New York City time, on the Notice Date, the beneficial owner of such Note shall be deemed to have elected not to tender such Note for purchase by the Remarketing Underwriter.

     The obligation of the Remarketing Underwriter to purchase Notes from tendering Noteholders will be subject to several conditions precedent set forth in the Remarketing Underwriting Agreement. In addition, the Remarketing Underwriting Agreement will provide for the termination thereof by the Remarketing Underwriter upon the occurrence of certain events. In the event that, with respect to any Subsequent Spread Period, the Remarketing Underwriter does not purchase on the relevant Tender Date all of the Notes for which a Tender Notice shall have been given, then (1) all such Tender Notices will be null and void, (2) none of the Notes for which such Tender Notices shall have been given will be purchased by the Remarketing Underwriter on such Tender Date, (3) the Subsequent Spread Period will be one year, which Subsequent Spread Period shall be deemed to have commenced upon the applicable Commencement Date, (4) the Notes will be reset to the Floating Rate Mode, (5) the Spread for such Subsequent Spread Period shall be the Alternate Spread and (6) the Notes will be redeemable at the option of the Company, in whole or in part upon at least 10 Business Days' notice given by no later than the Second Business Day following the relevant Tender Date, in the manner described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date.

     No beneficial owner of any Note shall have any rights or claims under the Remarketing Underwriting Agreement or against the Company or the Remarketing Underwriter as a result of the Remarketing Underwriter not purchasing such Notes, except as provided in clause (5) of the last sentence of the preceding paragraph. The Company will have no obligation under any circumstance to repurchase any Notes, except in the case of Notes called for redemption as described herein.

     If the Remarketing Underwriter does not purchase all Notes tendered for purchase on any Tender Date, it will promptly notify the Company and the Trustee. As soon as practicable after receipt of such notice, the Company will cause a notice to be published specifying (1) the one-year duration of the Subsequent Spread Period, (2) that the Notes will reset to the Floating Rate Mode, (3) the Spread for such Subsequent Spread Period (which shall be the Alternate Spread) and (4) LIBOR for the initial Quarterly Period of such Subsequent Spread Period. Such notice will be published on a New York Business Day in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal.

     The term "Remarketing Underwriter" means the nationally recognized broker-dealer selected by the Company to act as Remarketing Underwriter. The term "Rate Agent" means the nationally recognized broker-dealer selected by the Company as its agent to determine (i) LIBOR and the interest rate of the Notes for any Quarterly Period and/or (ii) the yield to maturity on the applicable United States Treasury security that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate. Pursuant to a Remarketing Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as Remarketing Underwriter and Rate Agent. The Company, in its sole discretion, may change the Remarketing Underwriter and the Rate Agent for any Subsequent Spread Period at any time on or prior to 3:00 p.m., New York City time, on the Duration/Mode Determination Date relating thereto.

     The Notes may not be redeemed by the Company prior to May 11, 1998.
On that date and on those Interest Payment Dates specified as redemption dates by the Company on the Duration/Mode Determination Date in connection with Subsequent Spread Period, the Notes may be redeemed, at the option of the Company, in whole or in part, upon notice thereof given at any time during the 45 calendar day period ending on the tenth calendar day prior to the redemption date (provided that notice of any partial redemption must be given at least 15 calendar days prior to the redemption date), at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to such redemption date. In the event of any redemption of less than all of the outstanding Notes, the particular Notes to be redeemed will be selected by such method as the Company shall deem fair and appropriate. So long as the Global Note is held by DTC, the Company will give notice to DTC, and DTC will determine the principal amount to be redeemed from the account of each Participant.

     Notice of redemption of the Notes will be given by publication in a daily newspaper in the English Language of general circulation in The City of New York, which is expected to be The Wall Street Journal.

     In case an Event of Default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the provisions provided in the Indenture.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities at any time by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of all Securities at the time outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority of the aggregate principal amount of the outstanding Securities, on behalf of the Holders of all such Securities, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority of the aggregate principal amount of the outstanding Securities, in certain instances, to waive, on behalf of all of the Holders of Securities of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and other Notes issued upon the registration of transfer hereof or in exchange heretofore or in lieu hereof, whether or not notation of such consent or waiver is made upon the Note.

     The Company, the Trustee, and any agent of the Company or the Trustee may treat the registered holder hereof as the absolute owner of this Global Note for all purposes.

     When a successor corporation assumes all of the obligations of its predecessor under the Notes and the Indenture, the predecessor corporation will be released from those obligations.

     This Global Note shall not be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by the Trustee.

     IN WITNESS WHEREOF, Camden Property Trust has caused this Global Note to be executed.

Dated:  May 9, 1997


                                   CAMDEN PROPERTY TRUST



                                   By_________________________________
                                        G. Steven Dawson
                                        Senior Vice President-Finance

                  CERTIFICATE OF AUTHENTICATION


     This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

                                        U.S. TRUST COMPANY OF TEXAS, N.A.
                                        as Trustee



                                        By_________________________________
                                               Authorized Signatory


Dated:  May 9, 1997